Exhibit 99.1
Holly Corporation Reports Fire at Navajo Refinery
Dallas, Texas, January 18, 2010 — Holly Corporation (NYSE:HOC) reported today that it experienced a fire in the crude unit at its Navajo Refinery in Artesia, New Mexico. The fire was detected at approximately 3:30 AM MST on January 17, 2010, and was extinguished after approximately one hour by the refinery’s fire fighting team. There were no injuries reported.
After initial investigation, the Company believes the fire was a result of a pump seal failure in the crude unit. Initial investigation also indicates that the damage to the crude unit appears to be minimal.
This unit was scheduled to be shutdown beginning later this week for approximately three weeks for a planned turnaround—primarily for completion of the refinery’s crude unit reconfiguration. It is expected all necessary repairs to the unit should be made during this downtime.
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other high value specialty products. Holly operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. A subsidiary of Holly also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements identified by the words, “expect,” “anticipate,” “believe,” “plan,” “intend,” “will,” and “forecast,” and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future events or performance and involve certain risks and uncertainties. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward looking statements include our ability to complete and integrate announced acquisitions, and those additional risks contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, contact
Bruce R. Shaw, Senior Vice President & CFO
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation
214/871-3555